Exhibit 10.8

K A T Y   I N D U S T R I E S,   I N C.

305 Rock Industrial Park Drive
Bridgeton, MO  63044
Telephone: (314) 739-8585
Facsimile: (314) 656-4398

January 18, 2011

Mr. James W. Shaffer
319 Berry Bush Ct.
Ballwin, Missouri 63011

Dear Jim:

The purpose of this letter agreement is to amend your offer letter dated October 27, 2008 (your “Offer Letter”) with Katy Industries, Inc. (the “Company”).  Subject to your agreement below, the terms of your Offer Letter are amended as follows:

Severance.  Any severance that becomes payable to you under the terms of your Offer Letter shall be payable in equal installments in accordance with the Company’s normal payroll practices (no less frequently than monthly), beginning on the first regular payroll date occurring after the termination of your employment and continuing each payroll date thereafter until paid in full, except as otherwise set forth below.

Additional Gross-Up. In the event that it is determined that any payment or benefit (or the acceleration of any payment or benefit) provided by the Company to or for your benefit under your Offer Letter or otherwise will be subject to the excise tax imposed by Section 4999 of the Code or any successor provision, the Company will, prior to the date on which any amount of such excise tax must be paid or withheld, make to you an additional lump-sum payment (the “4999 Gross-Up Payment”).  The 4999 Gross-Up Payment will be sufficient such that, after giving effect to all federal, excise, state and other taxes and charges (including interest and penalties, if any) imposed upon the 4999 Gross-Up Payment itself, you will be made whole for all taxes (including withholding taxes) and any associated interest and penalties, imposed under or as a result of Section 4999 of the Code on payments or benefits provided by the Company to you or for your benefit; for the avoidance of doubt, the 4999 Gross-Up Payment shall be in an amount sufficient to make you whole for all taxes imposed pursuant to Section 4999 of the Code (including any interest or penalties imposed with respect to such taxes, but excluding any taxes, interest and penalties imposed pursuant to Section 409A of the Code), including income and excise taxes imposed on the 4999 Gross-Up Payment itself.

All determinations relating to the 4999 Gross-Up Payment under this letter agreement will be made by the Company’s tax accountants as of the effective time of the change in control with respect to which the 4999 Gross-Up Payment relates.  If the Internal Revenue Service asserts a claim that, if successful, would require the Company to make a gross-up payment, or an additional gross-up payment, you and the Company will cooperate fully in resolving the controversy with the Internal Revenue Service.

In the event that the 4999 Gross-Up Payment becomes payable to you, the Company will provide you with such payment prior to the time which any amount of the excise tax pursuant to Section 4999 of the Code (and related interest and penalties) must be paid or withheld (and in no event later than the end of the calendar year following the calendar year in which the underlying excise tax pursuant to Section 4999 of the Code (and related interest and penalties) must be paid or withheld).

Section 409A of the Code.  The intent of the Company is that payments and benefits under your Offer Letter either comply with, or qualify for an exemption from, Section 409A of the Code and the applicable guidance issued thereunder.  Accordingly, all provisions of your Offer Letter shall be construed in a manner consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code.

Your annual salary, as described in your Offer Letter, shall be payable in accordance with the Company’s normal payroll practices (no less frequently than monthly).  Any benefits to which you are entitled will be paid or provided pursuant to the terms of the applicable benefit plan.  Any reimbursements to which you may be entitled shall be provided as soon as administratively practicable, but no later than December 31 of the year following the year in which the expense is incurred and shall be provided in compliance with Section 409A of the Code or an exemption therefrom.  Further, any such reimbursement that would constitute nonqualified deferred compensation subject to Section 409A of the Code shall be subject to the following additional rules: (i) no reimbursement of any such expenses shall affect your right to reimbursement of any such expenses in any other taxable year; and (ii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

For purposes of Section 409A of the Code, all references in your Offer Letter to termination of employment or similar terms, when used in a context that bears upon the payment or timing of payment of any amounts or benefits that constitute nonqualified deferred compensation subject to Section 409A of the Code, shall be construed to require a “separation from service” within the meaning of Section 409A of the Code.

For purposes of your Offer Letter, “separation from service” shall mean a separation from service (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations.  The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A of the Code, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a separation from service has occurred.  Any such written election shall be deemed part of your Offer Letter.

For purposes of your Offer Letter, if you are deemed on the date of your separation from service with the Company to be a “specified employee,” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology under Section 409A of the Code, then with regard to any payment or benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of your separation from service or (ii) the date of the your death.  On the first day of the seventh month following the date of your separation from service or, if earlier, on the date of your death, all payments delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum (without interest), and any remaining payments due under your Offer Letter shall be paid or provided in accordance with the normal payment dates specified for them.  If any benefits are required to be delayed pursuant to this paragraph, such benefits may be provided at your cost, and the Company shall reimburse you for such costs on the first day of the seventh month following the date of your separation from service or, if earlier, the date of your death.

Each payment made under the Offer Letter shall be treated as a separate payment and the right to a series of installment payments is to be treated as a right to a series of separate payments.  To the extent that some portion of the payments under your Offer Letter may be bifurcated and treated as exempt from Section 409A of the Code under the “short-term deferral” or “separation pay” exemptions, then such amounts may be so treated as exempt from Section 409A of the Code.  The severance payable to you under your Offer Letter may (i) qualify as exempt under the “short-term deferral” exemption to the extent paid within two and one-half (2½) months after the end of the year in which you separate from service or (ii) qualify as exempt under the “separation pay” exemption to the extent such severance (A) will be paid solely upon your involuntary separation from service (as defined in Section 1.409A-1(n) of the Treasury Regulations), (B) will not exceed two times the lesser of your annualized compensation (based upon your annual rate of pay for services provided for the taxable year preceding the taxable year in which you have a separation from service and subject to increases that were expected to continue indefinitely if you had not separated from service) or the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which you separate from service (which for 2011 is $245,000) and (C) will be paid in all events within two (2) years following the end of the year in which you separate from service.  To the extent the “separation pay” exemption applies, the amounts covered by the exemption shall be the amounts paid earliest in time to you that would be subject to Section 409A of the Code but for some applicable exemption.

Neither the Company nor you shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any matter which would not be in compliance with Section 409A of the Code to the extent Section 409A of the Code applies to such payment or benefit.

Notwithstanding any of the provisions of your Offer Letter, the Company shall not be liable to you if any payment or benefit which is to be provided pursuant to your Offer Letter and which is considered deferred compensation subject to Section 409A of the Code otherwise fails to comply with, or be exempt from, the requirements of Section 409A of the Code.

If you are in agreement with the terms of this letter agreement, please execute it in the space provided below and return one copy to me, retaining a copy for your files.  If you have any questions or comments, please do not hesitate to contact me.

Sincerely,

David J. Feldman
President & CEO

Agreed and accepted;

/s/ James W. Shaffer                                3-28-11
James W. Shaffer                                                          Date